Exhibit 10.4
Great Plains Energy Incorporated
Kansas City Power & Light Company
KCP&L Greater Missouri Operations Company

Annual Incentive Plan
Amended effective as of January 1, 2011

Objective

The Great Plains Energy, Kansas City Power & Light Company (KCP&L), and Greater Missouri Operations Company (GMO) Annual Incentive Plan (“Plan”) is designed to motivate and reward senior management to achieve specific key financial and business goals and to also reward individual performance.  By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving Great Plains Energy’s strategic business objectives.

Eligible participants shall be those officers of Great Plains Energy, KCP&L and/or GMO (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors.

Awards

Awards are recommended by the Committee and approved by the independent members of the Board of Directors and set as a percentage of the participant’s base salary.  Percentages will vary based on level of responsibility, market data and internal comparisons.

Plan Year and Incentive Objectives

The fiscal year (“Plan Year”) of the Plan will be the fiscal year beginning on January 1 and ending on December 31.  Within the first 90 days of the Plan Year, the Committee will recommend for approval by the independent members of the Board of Directors specific annual objectives and performance levels that are applicable to each participant.  The amount of an individual participant’s award will be determined based on performance against the specific objectives and performance levels approved by the independent members of the Board of Directors.  Objectives and performance levels for each Plan Year will be fixed for the Plan Year and will be changed only upon the approval of the independent members of the Board of Directors.  Each participant will be provided a copy of the applicable objectives and performance levels within the first 90 days of the year, which will also be attached as an appendix to this document.

Payment of Awards

Earned awards will be payable to each participant after the completion of the Plan Year, following the determination of the Committee of the extent to which the relevant objectives were achieved and of the date on which payment will be made.  The awards will be paid, in the sole discretion of the Committee, in cash, Company stock, or a combination of cash and stock, except to the extent receipt of payment is properly deferred under the Deferred Compensation Plan.

An award for a person who becomes a participant during a Plan Year will be prorated unless otherwise determined by the Committee.  A participant who retires during a Plan Year will receive a prorated award unless otherwise determined by the Committee.  Prorated awards will be payable in the event of death or disability of the employee.  Proration shall be calculated using the number of months elapsed in the year prior to the event, based on the following conventions: if the event occurs between the first and fifteenth day of a month, it shall be deemed to have occurred on the first of the month; and if the event occurs subsequent to the fifteenth day of a month, it shall be deemed to have occurred on the first day of the following month.  A participant who terminates employment with the Company prior to the date awards are paid shall forfeit all awards unless otherwise determined by the Committee in its sole discretion.

The Company may deduct from the cash portion of the award all applicable withholding and other taxes applicable to the entire award. No Company common stock will be paid under an award until the participant (or the participant’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or the participant and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the applicable withholding taxes, the participant or the participant’s successor may elect to have the Company retain that number of shares (valued at their Fair Market Value, as that term is defined in the Company’s Long-Term Incentive Plan, as may be amended or restated) that would satisfy the applicable withholding taxes, subject to the Committee’s continuing authority to require cash payment notwithstanding participant’s election.

To the extent the participant elects to have shares withheld to cover the applicable minimum withholding requirements, the participant must complete a withholding election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than sixty days from the grant date of the award).  The participant may elect on such form to deliver additional shares for withholding above the minimum required withholding rate, but not to exceed the participant’s individual marginal tax rate.  To the extent no withholding election is made before the date specified, the participant is required to pay the Company the amount of federal, state and local income and employment tax withholdings by cash or check at the time the participant recognizes income with respect to such shares, or must make other arrangements satisfactory to the Company to satisfy the tax withholding obligations after which the Company will release or deliver, as applicable, to the participant the full number of shares.

The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that each participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives. The Company may, in its discretion, (i) seek repayment from the participants; (ii) reduce the amount that would otherwise be payable to the participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions.  The Company may take such actions against any participant, whether or not such participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement.  The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

Administration

The Committee has the full power and authority to interpret the provisions of the Plan.  The independent members of the Board of Directors have the exclusive right to terminate, modify, change, or alter the plan at any time.

Adopted by the independent members of
the Board of Directors on February 8, 2011

By:______________________________
Robert H. West, Lead Director

APPENDIX A
2011 Annual Incentive Plan - Officers
	Objectives	Weighting	2009 Actual	2010 Target	2010 Actual	Threshold	Target	Stretch	Superior
40% of Payout	Financial Objectives
	1a. Non-fuel O&M	10%	$586.8M		$607.8M		$627.4M
	1b. Base Capital Expense	10%	$246.6M		$273.1M		$289.8M
	1c. Earnings Per Share	20%	$1.14	$1.32	$1.53	$1.40	$1.47	$1.54	$1.60
40% of Payout	Key Business Objectives
	2. SAIDI (system-wide reliability in minutes) 1	10%	90.61	90.95	91.62	107.0	90.95	86.0	84.0
	3. % Equivalent Availability - coal & nuclear (plant performance)	10%	79.8%2	85.2%2	85.0%2	80.6%	83.3%	84.1%	85.0%
	4. OSHA Incident Rate	10%	2.90	2.80	2.99	2.49	1.99	1.69	1.49
	5. JD Power Customer Satisfaction Index - residential customer satisfaction	10%	Bottom Half Tier 1	Top 1/2 Tier 2	Bottom Half Tier 1	Bottom 1/2 Tier 2	Top 1/2 Tier 2	Bottom 1/2 Tier 1	Top 1/2 Tier 1
20% of Payout	Individual Performance
	6. Individual Performance	20%	N/A	N/A	N/A	Discretionary	Discretionary	Discretionary	Discretionary

As of the date of this filing Great Plains Energy Incorporated has not provided earnings or other guidance for 2011 or future periods.

1Beginning in 2010, uses IEEE Methodology; prior years have been restated.
2Excludes Iatan 2.
Note: No incentive payment will be made for the 2011 financial objectives, if any of the Companies lose their investment grade rating
									2/8/2011